Exhibit 10.2

December 25, 2017

Mr. Thomas Liguori

Dear Mr. Liguori:

We are pleased that you have agreed to serve as the Chief Financial Officer of Avnet, Inc. (the “Company”). This letter agreement (this “Letter Agreement”) sets forth the terms and conditions of your employment as an officer (“Officer”) of the Company.

1.    Position and Term. Effective as of January 29, 2018, you shall serve as the Chief Financial Officer of the Company. Except with respect to the restrictive covenants set forth in Annex A attached hereto, this Letter Agreement may be cancelled by either party upon written notice at any time. The period for which you will serve as the Chief Financial Officer of the Company is referred to herein as the “Term.”

2.    Base Salary. During the Term, you will be paid a base salary of at least $500,000 per annum. The base salary will be paid in accordance with the Company’s standard payroll procedures.

3.    Bonus. The target amount for your annual cash incentive shall be no less than 100% of your base salary. Any bonus will be determined based upon the achievement of specific financial and strategic targets in the sole discretion of the Compensation Committee of the Board.

4.    Equity Grants. In fiscal year 2018, you will be granted an equity award with a value of $500,000, as determined by the Compensation Committee. The form of the award (e.g., a mix of performance share units, stock options and restricted stock units) will be determined by the Compensation Committee in its sole discretion. The award will be subject to the terms of the Company’s equity incentive plan and standard grant agreements and vesting schedule.

5.    Restricted Stock Units. To offset the loss of your unvested stock from your current employer, you will be granted an award of restricted stock units with a value of $2,900,000, as determined by the Compensation Committee. The restricted stock units will be subject to the terms and conditions of the Company’s equity incentive plan and standard grant agreement, and will vest at 25% per year over four years with the first tranche vesting on January 2, 2019.

6.    Signing Bonus. To offset the loss of certain future compensation payments from your current employer, you will be paid a one-time signing bonus in the amount of $350,000 within one month of your hire date. If within two years of your hire date you terminate your employment voluntarily or the Company terminates your employment for “Cause” (as defined in the Avnet, Inc. Executive Severance Plan), you agree to repay a pro-rated amount of the signing bonus within 30 days following your termination date.

7.    Employee Benefits. You will be eligible to participate in the Company’s employee benefit plans on the same basis as other senior executives, in accordance with the terms of such plans as they may be amended from time-to-time.

8.    Relocation. You will establish a residence in the Phoenix area by June 30, 2018. The Company will reimburse the reasonable and customary expenses associated with your relocation. Effective as of June 30, 2018, the Company will cease reimbursing you for commuting expenses. If within two years of your hire date you terminate your employment voluntarily or the Company terminates your employment for Cause, you agree to reimburse the Company within 30 days of your termination date for any relocation expenses incurred by the Company on your behalf.

9.    Restrictive Covenants. You agree to the restrictive covenants set forth in Annex A, which is attached hereto and incorporated herein by reference.

10.    Severance. You will be eligible to participate in the Avnet, Inc. Executive Severance Plan that provides you with severance benefits if you terminate your employment for “Good Reason” or the Company terminates your employment without “Cause,” as such terms are defined in the Executive Severance Plan. A copy of the Executive Severance Plan has been provided to you concurrently with this Letter Agreement.

11.    Tax Withholding. All amounts payable to you by the Company are subject to all applicable tax withholdings. In addition, you acknowledge that this Letter Agreement shall be interpreted consistent with the intent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, such that there are no adverse tax consequences, interest, or penalties as a result of any amount paid or payable pursuant to this Letter Agreement.

12.    Recoupment. Any incentive or bonus payment made to you shall be subject to the terms and conditions of the Company’s recoupment or clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy.

13.    Entire Agreement/Governing Law. This Letter Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding your position as Chief Financial Officer. This Letter Agreement shall be construed, interpreted and governed by the law of the State of Arizona, without giving effect to principles regarding conflict of laws.

14.    Counterparts. This Letter Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.    Headings. Headings in this Letter Agreement are for reference only and shall not be deemed to have any substantive effect.

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We are very excited to have you in a leadership role during this exciting time for the Company. Please confirm your agreement to the terms specified in this Letter Agreement by signing below.

Sincerely,

By:	/s/ William J. Amelio
Name:	William J. Amelio
Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Thomas Liguori
Thomas Liguori

Annex A

Restrictive Covenants

The Officer acknowledges and recognizes (i) his possession of Confidential Information (as defined in Section (b), below), (ii) the highly competitive nature of the business of the Company and its affiliates and subsidiaries, which is worldwide in scope, and (iii) that reasonable restrictions on the Officer’s future business endeavors and the Officer’s ability to disclose Confidential Information are necessary to protect valuable client and customer relationships of the Company. Accordingly, in consideration of the premises contained herein, the Officer agrees to the restrictions set forth in this Annex A.

a.    Non-Competition. The Officer agrees that during the Term and for one (1) year thereafter, he shall not, either individually or as an officer, director, stockholder, member, partner, agent, employee, consultant, principal, or committee-member of another business firm or sole proprietorship, (i) engage in, or be connected in any manner with, any business operating anywhere in the world that is in direct or indirect competition with any active business of the Company or any of its affiliates or subsidiaries, or any planned business of the Company or any of its affiliates or subsidiaries of which the Officer is aware (each a “Competitive Business”); (ii) be employed by an entity or person that controls a Competitive Business; or (iii) directly or indirectly solicit any customer or client of the Company or any of its affiliates or subsidiaries; provided, however, that the restrictions set forth in this Section (a) shall not prohibit the Officer from being a passive shareholder of a public company if the Officer owns less than one percent (1%) of such company.

b.    Confidential Information. The Officer agrees that he shall not, at any time during the Term or thereafter, disclose to another, or use for any purpose other than performing his duties and responsibilities under this Letter Agreement, any Confidential Information. For purposes of this Letter Agreement, Confidential Information includes all trade secrets and confidential information of the Company and its affiliates and subsidiaries including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-how” (all of which have been developed by the Company or its affiliates and subsidiaries through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, and other information relating to the affairs of the Company and its affiliates and subsidiaries that the Officer shall have acquired during his employment with the Company.

c.    Non-Solicitation of Employees. The Officer agrees that he shall not, at any time while employed by the Company and for three (3) years thereafter, directly or indirectly solicit or induce any of the employees of the Company or any of its affiliates or subsidiaries to terminate employment with their employer.

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